Exhibit 99.1

          Rogers Corporation Announces Continuation of Stock Buy Back

    ROGERS, Conn.--(BUSINESS WIRE)--Nov. 20, 2007--Rogers Corporation (NYSE:ROG) today announced the continuation of the Company's stock repurchase program. The stock buyback program was previously authorized by the board of directors for a total repurchase of up to $50 million depending on market and business circumstances. Through the third quarter of this year the Company had repurchased approximately 743,000 shares for $32.6 million.

    Rogers Corporation (NYSE:ROG), headquartered in Rogers, CT, is a global technology leader in the development and manufacture of high performance, specialty-material-based products for a variety of applications in diverse markets including: portable communications, communications infrastructure, computer and office equipment, consumer products, ground transportation, aerospace and defense. Rogers operates manufacturing facilities in the United States (Arizona, Connecticut and Illinois), Europe (Ghent, Belgium) and Asia (Suzhou, China). In Asia, the Company maintains sales offices in Japan, China, Taiwan, Korea and Singapore. Rogers has joint ventures in Japan and China with INOAC Corporation, in Taiwan with Chang Chun Plastics and in the U.S. with Mitsui Chemicals.

    The world runs better with Rogers. (R) www.rogerscorporation.com

    Safe Harbor Statement

    Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2006 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of November 20, 2007 and Rogers undertakes no duty to update this information unless required by law.

    CONTACT: Rogers Corporation
             William J. Tryon, 860-779-4037
             Manager of Investor and Public Relations
             Fax: 860-779-5509
             william.tryon@rogerscorporation.com